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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF CHAAS ACQUISITIONS, LLC

NAME

AAS Acquisitions, LLC
Brink Nordisk Holdings ApS
CHAAS Holdings B.V.
CHAAS Holdings II B.V.
CHAAS Holdings III B.V.
Advanced Accessory Systems, LLC
SportRack, LLC
Valley Industries, LLC
Valtek, LLC (Delaware)
AAS Capital Corporation
SportRack Accessories Inc.
Nomadic Sport Inc
Brink International B.V
Brink B.V.
Brink Trekhaken B.V.
Brink Sverige AB
Brink France S.a.r.L.
Societe Francaise d'Equipements et d'Accessoires SA
SCI L'Elmontaise,
Ellebi s.r.l
Brink U.K. Limited
Towforce UK Limited (currently dormant)
Nordisk Komponent Holding A/S
Brink A/S
Brink Polska Sp z.o.o.
SportRack GmbH
SportRack s.r.o.
SportRack Iberica Automotive, S.L. Unipersonal